Exhibit 10.14
For reference only. In case there is any discrepancy in the contents between the
English and the Chinese versions, the Chinese version shall prevail.

SUBSCRIPTION AGREEMENT

Parties:

Party A1 (vendor): Mr. Song Jinan, a shareholder of Shanghai Shining Biotechnology Co. Ltd.;

Party A2 (vendor): Ms. Yan Li, a shareholder of Shanghai Shining Biotechnology Co. Ltd.;

Party A3 (vendor): Mr. Huang Weida, a shareholder of Shanghai Shining Biotechnology Co. Ltd.;

Party A4 (vendor): Ms. Yan Yihong, a shareholder of Shanghai Shining Biotechnology Co. Ltd.; and

Party A5 (vendor): Shanghai Shengyuan Estate Co. Ltd, a shareholder of Shanghai Shining Biotechnology Co. Ltd.;

and

Party B (purchaser): SINOSMART GROUP INC.
Place of incorporation: the British Virgin Islands
Legal representative: Ms. Kwok Kin Kwok
Designation: Executive Director
Nationality: Hong Kong, China

Shanghai Shining Biotechnology Co. Ltd (“Shining” or “Company”) is a domestic joint venture enterprise and was established on 20th August 1999 with the registered capital of RMB 20,480,000. Shining is engaged in manufacturing of the microbial capsule and functional food (excluding of drug); sales of chemical products (excluding of dangerous goods), research and development of drugs, nonferrous metals and garments; and the operation of the exported business of the Company’s products and the imported business of required plant and machinery, accessories, raw materials and auxiliary materials. The Company is included the corporate shareholders of Shining. The shareholders and their shareholding are Mr. Song Jinan (50%), Ms. Yan Li (29.50%), Mr. Huang Weida (15%), Ms. Yan Yihong (5%) and Shanghai Shengyuan Estate Co. Ltd (0.50%) respectively. As of the date of the Agreement, the net assets value of the Company is RMB18, 320,000. By the resolution of the board of directors of Shining, it agreed all the Parties A to transfer the entire equity interest of Shining to Party B with the consideration. Party A1, Party A2, Party A3, Party A4, Party A5 and Party B shall enter this Agreement. The terms and conditions are as follows:-

1. It agreed the shareholders of Shanghai Shining Biotechnology Co. Ltd to transfer the entire equity interest of Shining to Sinosmart Group Inc. The substance of the Company shall change from domestic enterprise to the wholly foreign owned enterprise.

(i) it agreed with Mr. Song Jinan to transfer all of his shares of the Company, represented 50% shareholding of the Company, to Sinosmart Group Inc. in the consideration of RMB9,160,000;

(ii) it agreed with Ms. Yan Li to transfer all of her shares of the Company, represented 29.50% shareholding of the Company, to Sinosmart Group Inc. in the consideration of RMB5,404,400;

(iii) it agreed with Mr. Huang Weida to transfer all of his shares of the Company, represented 15% shareholding of the Company, to Sinosmart Group Inc. in the consideration of RMB2,748,000;

(iv) it agreed with Ms. Yan Yihong to transfer all of her shares of the Company, represented 5% shareholding of the Company, to Sinosmart Group Inc. in the consideration of RMB916,000; and

(v) it agreed with Shanghai Shengyuan Estate Co. Ltd to transfer all of its shares of the Company, represented 0.50% shareholding of the Company, to Sinosmart Group Inc. in the consideration of RMB122, 800.

2. The consideration should be paid on the following terms and method.

After the Agreement is approved by the authority in China, Party B shall pay in full amount at once to Party A1, Party A2, Party A3, Party A4 and Party A5 within three months. The full consideration shall be paid by equivalent US dollar in the method of cash remittance.

3. One of the Parties A shall handle the process of instrument of transfers.

4. After the approval of the authority in China and obtaining the registered business license, Party A1, Party A2, Party A3, Party A4 and Party A5 shall not possess any interests of Shining and shall not liable to any liabilities and debts of Shining. Meanwhile, Party B shall possess the interests of Shining and liable to the debts of Shining.

5. Breach of the Agreement

(a) If Party B did not pay the full amount of the consideration on the due date, Party B shall pay the extra charges which is on 0.5% of the outstanding balance of the payment as a fine, to Party A1, Party A2, Party A3, Party A4 and Party A5.

(b) If the overdue payment is more than 30 days, Party A1, Party A2, Party A3, Party A4 and Party A5 have a right to terminate the Agreement, then Party B shall cover all the loss of Party A1, Party A2, Party A3, Party A4 and Party A5.

6. Disputation.
Both parties shall carry out the Agreement on bona fide and faithful performance. In case of any dispute on the performance, both parties shall negotiate to resolve. If both parties cannot compromise in the negotiation, either party have the right to go to the Pudong New District Court for the arbitration.

7. The Agreement will be effective along with the authorized approvals and seals and signatures by both parties.

8. Amendment and Modification.
Both parties would negotiate to reach a supplemental agreement for any amendment and modification. The supplemental agreement and this Agreement are legally binding. There shall be 11 signed copies in which one copy will be distributed for each of Parties A and Party B, two copies will be filed to approval authority and the Industrial and Commercial Department in China and the rest copies will be retained for the further use.

Signing Parties,

Party A1 (Vendor):   /s/ Song Jinan________________(Signature)
Mr. Song Jinan

Party A2 (Vendor):      /s/ Yan Li_______________(Signature)
Ms. Yan Li

Party A3 (Vendor):    /s/ Huang Weida_______________(Signature)
Mr. Huang Weida

Party A4 (Vendor):      /s/ Yan Yihong_____________(Signature)
Ms. Yan Yihong

Party A4 (Vendor):     /s/ Liu Kin Xi (Co.Chop)
    Legal representative
Shanghai Shengyuan Estate Co. Ltd.

Party B (Purchaser): SINOSMART GROUP INC

Legal representative or Authorized representative:    /s/ Kwok Kin Kwok (Signature)

Signing Date: 11-August-2005